Exhibit 2

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

April 20, 2010 Board Meeting

VOTED:	That, upon the recommendation of the Governance Committee, the Board hereby determines, after due consideration of all relevant factors, including, but not limited to, (i) the value of the aggregate assets of the Funds to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets and (iii) the nature of securities in the portfolio of the Funds, that the proposed joint fidelity bond is in reasonable form and amount;

VOTED:	That, upon the recommendation of the Governance Committee, the Board, after considering all relevant factors, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Fund is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by such Fund;

VOTED:	That, upon the recommendation of the Governance Committee, the Board hereby determines that the participation of the Funds in a joint fidelity bond allocation agreement, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by a Fund and one or more other insureds, such Fund shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single fidelity bond, is in the best interests of each Fund;

VOTED:	That, upon the recommendation of the Governance Committee, the Joint Blanket Bond Allocation Agreement, by and among the trusts listed on Schedule A thereto, as presented to this meeting, be, and it hereby is, approved effective upon the Closing;

VOTED:	That the Secretary or Assistant Secretary of each Fund be, and each hereby is, authorized to cause such bond and joint fidelity bond agreement be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

(EACH A “FUND COMPANY”)

April 27-28, 2010 Board Meeting

RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby determines, with due consideration to, among other things, (i) the value of the aggregate assets of the fund companies to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolios of the Fund Company, that such bond is in reasonable form and amount;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund Company is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by the Fund Company;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby approves the amount, type, form and coverage of the joint bond;

FURTHER RESOLVED, that the Board of the Fund Company, including a majority of the Independent Trustees, hereby determines that the participation of the Fund Company in a joint bond agreement substantially in the form presented at this meeting, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by the Fund Company and one or more other insureds, the Fund Company shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single bond, is in the best interests of the Fund Company; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Fund Company be, and she or he hereby is, authorized and directed to cause such bond and joint bond agreement to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.